Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Alan Siemek Chief Financial Officer 402-421-0499 asiemek@nebook.com
Nebraska Book Company Completes Notes Exchange Offer
Lincoln, Neb., March 17, 2010 — Nebraska Book Company, Inc. announced today that it has successfully completed its offer to exchange up to $200.0 million aggregate principal amount of its 10% Senior Secured Notes Due 2011 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Act”), for its outstanding unregistered 10% Senior Secured Notes due 2011 (the “Old Notes”), which were issued in October 2009 in a private placement and sold in accordance with Rule 144A and Regulation S under the Act.
The exchange offer expired at 5 p.m., New York City time, on March 15, 2010. A total of $200.0 million, or 100%, of the Old Notes were validly tendered and accepted for exchange for the New Notes by Nebraska Book Company.
The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes issued in October 2009. The primary difference is that the New Notes have been registered under the Act and, therefore, the New Notes will be freely tradable and will not contain terms relating to registration rights. The New Notes evidence the same debt as the Old Notes and are issued under and entitled to the benefits of the indenture that governs the Old Notes.
This release is not an offer to sell or a solicitation of an offer to purchase the New Notes or an offer to purchase or solicitation of an offer to sell the Old Notes.
About Nebraska Book Company
Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus and now operates over 275 stores serving colleges and universities with more than 2 million students. Our Textbook Division serves more than 2,500 bookstores through the sale of over 6.5 million textbooks, and our Complementary Services Division has installed more than 1,100 technology platforms. Additional information about Nebraska Book Company can be found at the company’s website: www.nebook.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains certain statements that are not historical facts, including the fact that that the New Notes will be freely tradable and that the New Notes are entitled to the benefits of the indenture that governed the Old Notes, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements which address events or developments that are expected or anticipated to occur in the future are forward-looking statements within the meaning of the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause our actual performance or achievements to be materially different from any future performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. More information about potential factors that could affect the Company’s business, performance or achievements is included in the Company’s Registration Statement on Form S-4 as filed with the SEC on February 5, 2010, and the Company’s Quarterly Report on Form 10-Q as filed with the with the SEC on February 12, 2010.